ARTICLES OF RESTATEMENT
                                   OF THE
                         ARTICLES OF INCORPORATION
                                     OF
                        Trinity LEARNING CORPORATION
                     (Formerly Trinity Companies, Inc.)
                             February 25, 2003

          In accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), Trinity Learning Corporation, formerly, Trinity Companies, Inc., a Utah corporation (the "Corporation"), hereby declares and certifies as follows:


          1. The name of the Corporation is Trinity Companies, Inc., which name shall be amended to be "Trinity Learning Corporation" by filing of these Articles of Restatement of the Articles of Incorporation.
          2. The text of the Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") is attached hereto as Exhibit A and is incorporated herein by this reference.
     3. The amendments contained in the Amended and Restated Articles do not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.
     4. The Amended and Restated Articles were adopted on February 18, 2003 in accordance with the requirements of the URBCA.
     5. In accordance with the URBCA, no shareholders were entitled to vote in separate voting groups. The designation, number of outstanding shares, number of votes entitled to be cast, number of votes indisputably represented, and the total number of votes cast for and against the Amended and Restated Articles were as follows:

==========================================================================
             Outstanding Entitled     Votes
Designation  Shares       to be Cast  Represented For          Against
--------------------------------------------------------------------------
Common Stock 8,519,774    8,519,774   6,600,000    6,600,000   -0-
==========================================================================

The number of votes cast for the Amended and Restated Articles was sufficient for approval.


                                     1

IN WITNESS WHEREOF, these Articles of Restatement have been executed by the Corporation as of the date first written above.



                              Trinity Companies, Inc., a Utah corporation


                              /s/ Edward P. Mooney
                                  Edward P. Mooney, President
Attest:

/s/ Douglas D. Cole
    Douglas D. Cole, Secretary

                              MAILING ADDRESS
                              ---------------
               If, upon completion of filing of the above Articles of Restatement, the Division elects to send a copy of the Articles of Restatement to the Corporation by mail, the address to which the copy should be mailed is:



                                   Parsons Behle & Latimer
                                   333 South 520 West, Suite 220
                                   Lindon, Utah 84042
                                   Attention: Brent Christensen, Esq.

                                 APPENDIX A
                                ------------

               AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                     OF

                        TRINITY LEARNING CORPORATION


          Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act, the following are the Amended and Restated Articles of Incorporation of Trinity Learning Corporation, formerly, Trinity Companies, Inc., a Utah corporation:


                                 ARTICLE I
                                 ----------
                                    NAME

          The name of this corporation (the "Corporation") is:

                        Trinity Learning Corporation

                                 ARTICLE II
                                -----------
                            PURPOSES AND POWERS

          The Corporation is organized to engage in any and all lawful acts, activities and/or pursuits for which corporations may presently or hereafter be organized under the Utah Revised Business Corporation Act.

          The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 16-10a-302 of the Utah Code, as amended and supplemented. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.


                                ARTICLE III
                                -----------
                             AUTHORIZED SHARES

          The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares of capital stock consisting of One Hundred Million (100,000,000) shares of common stock ("Common Stock") and Ten Million (10,000,000) shares of preferred stock ("Preferred Stock").

          The authority to issue the Preferred Stock shall be vested in the board of directors. The board of directors, without shareholder action, may amend the Corporation's Articles of Incorporation pursuant to Section 16-10a-1002 of the Utah Revised Business Corporation Act to:



          (i) create one or more series of Preferred Stock, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

          (ii) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock; or

          (iii)increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of Preferred Stock available for designation as part of the series.

          The preferences, limitations, and relative rights of the Preferred Stock or any series of the Preferred Stock may include, but is not limited to, Preferred Stock that (a) has special, conditional or limited voting rights, or no right to vote; (b) is redeemable or convertible; (c) entitles the holders to distributions calculated in any manner, including dividends that may be cumulative, non-cumulative, or partially cumulative; (d) and Preferred Stock that has preference over the Common Stock with respect to distributions, including dividends and distributions upon the dissolution of the corporation. The above-described authority of the board of directors to fix and determine may be exercised by corporate resolution from time to time as the board of directors sees fit.

                                 ARTICLE IV
                                -----------

                                COMMON STOCK

          The Common Stock shall be non-assessable and shall not have cumulative voting rights or pre-emptive rights. In addition, the Common Stock shall, subject to the powers, rights and preferences of the Preferred Stock as may exist from time to time, have the following powers, preferences, rights, qualifications, limitations, and restrictions:


          (i) the holders of the Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors;

          (ii) after payment of all liabilities and required distributions to the holders of Preferred Stock, if any, the holders of the Common Stock shall be entitled to receive all of the remaining assets of this corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each; and

          (iii)except as may otherwise be required by law or these Articles of Incorporation, each holder of Common Stock shall have one vote in respect to each share of Common Stock held by such holder on each matter voted upon by the shareholders; no shareholder shall be entitled to cumulate his vote for the election of directors or for any other reason.
                                     2

                                 ARTICLE V
                                 ---------

                        REGISTERED OFFICE AND AGENT

          The address of the initial registered office of the Corporation is 333 South 520 West, Suite 220, Lindon, Utah 84042, and the name of its initial registered agent at such address is Brent Christensen.

                                 ARTICLE VI
                                 ----------

                       OFFICER AND DIRECTOR LIABILITY

          (1) The Corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

          (2) The personal liability of the directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

          (3) Any repeal or modification of this Article VI by the shareholders of the Corporation shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.